Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  July 28, 2021

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

ANNOUNCES THIRD QUARTER 2021 DIVIDEND AND

REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary, The Fidelity Deposit and Discount Bank,  announced its most recent dividend declaration and unaudited, consolidated financial results for the three and six month periods ended June 30, 2021.

Dividend Declared

The Board of Directors of Fidelity D & D Bancorp, Inc. (the “Company”) announced their declaration of the Company’s third quarter dividend of $0.30 per share to shareholders of record at the close of business on August 20, 2021 payable September 10, 2021.

Unaudited Financial Information

Net income for the three months ended June 30, 2021 was  $5.7 million,  or $1.13 diluted earnings per share,  compared to $0.3 million, or $0.05 diluted earnings per share, for the three months ended June 30, 2020.  The $5.4 million improvement in net income resulted from a  $2.5 million increase in net interest income,  $1.9 million in additional non-interest income, a reduction of $1.6 million in the provision for loan losses and  $0.5 million lower non-interest expenses.    The merger with MNB Corporation (“MNB”) occurred during the second quarter of 2020 and resulted in $1.9 million in merger-related expenses during that quarter.  Additionally, the earnings during the second quarter of 2020 were adversely impacted by the beginning of the COVID-19 pandemic.    With the pandemic restrictions lifted during 2021, the Company was able to experience the positive effects of the combined balance sheet post-merger.  Second quarter diluted earnings per share increased by $1.08 per share due to the higher net income.

Excluding merger-related expenses, adjusted net income was  $6.1 million for the second quarter of 2021, or $1.21 diluted earnings per share, compared to adjusted net income of $2.2 million, or $0.48 diluted earnings per share, for the second quarter of 2020.  For more detail on adjusted net income which is a non-GAAP measurement, refer to the “Non-GAAP Measures” table within the Selected Financial Ratios and Other Data section.

“With the posting of the second quarter financial results, we are very pleased to announce record quarterly net income and earnings per share,” stated Daniel J. Santaniello, President and Chief Executive Officer. “The continued growth in loans, deposits, and non-interest income, while effectively managing expenses, reflect the Fidelity Bankers’ commitment to building relationships and partnering with our clients to achieve mutual financial success. Fidelity Bank’s growth strategy is currently focused on executing the planned 3rd quarter integration of the Landmark Community Bank clients, branch offices, and core operating systems. It is our belief that the addition of the Landmark Bankers, clients and expanded market presence will provide long-term shareholder value.”

Landmark

As previously announced, the Company acquired Landmark Bancorp, Inc. (“Landmark”) and its wholly-owned subsidiary Landmark Community Bank effective July 1, 2021.  With the combination of the two organizations, the Company, on a consolidated basis, has approximately $2.3 billion in assets, $2.1 billion in deposits, and $1.4 billion in loans.  The reported results are preliminary and are subject to revision in future periods when the application of the accounting guidance for business combinations is finalized.    Merger-related costs related to the acquisition of Landmark totaled $0.9 million on a gross basis year-to-date through June 30, 2021.

Paycheck Protection Program

As of June 30, 2021, the Company has processed 2,573 applications totaling over $236 million in loans through the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) proving the Company’s commitment to support small businesses within its service area, with 1,551 applications totaling over $159 million processed during the first round of PPP, which ended on August 8, 2020, and 1,022 applications totaling over $77 million processed during the second round of PPP, which ended on May 31, 2021.

As of June 30, 2021, the outstanding PPP loan balances totaled $97.6 million.  Total PPP loans generated approximately $9.4 million of SBA processing fees, net of origination expenses, of which $5.9 million was earned to date with $1.1 million and $2.8 million recognized during the three and six months ended June 30, 2021.  The $3.5 million remaining balance is expected to continue to be earned over the remaining life of the loans; however, the fees may be recognized earlier upon loan forgiveness by the SBA or if paid off by the borrower.

Consolidated Second Quarter Operating Results Overview

Net interest income was $13.3 million for the second quarter of 2021, a 23% increase over the  $10.8 million earned for the second quarter of 2020.    The $2.5 million improvement in net interest income resulted primarily from a  $457.3 million increase in the average balance of interest-earning assets which offset the declining yields on these assets supplemented by lower interest expense from a decrease in rates paid on interest-bearing liabilities.  The loan portfolio had the biggest impact, producing a  $1.2 million increase in interest income from $126.1 million in higher average balances.  Higher interest income in the commercial portfolio was the driver with $111.8 million in larger average balances adding $1.4 million, which included $0.3 million from additional SBA fees recognized during the second quarter of 2021 versus the 2020 period, attributable to PPP loans.  The growth in interest income on commercial loans offset lower interest income in the consumer and residential portfolios.  Interest income from the investment portfolio increased $0.7 million as $247.4 million in increased average balances offset lower yields.  Interest expense was $0.6 million lower due to decreases in deposit rates and a lower average balance of borrowings.  The average balance of interest-bearing deposits increased $353.0 million and the rates paid on these deposits decreased 27 basis points resulting in $0.4 million less in interest expense.  During the second quarter of 2020, the Company obtained an extension of credit under the Paycheck Protection Program Liquidity Facility (PPPLF) to fund originated PPP loans and also had FHLB advances.  During the second quarter of 2021, the Company did not require any borrowings due to the growth in deposits which reduced interest expense on borrowings by $0.2 million.

The overall cost of interest-bearing liabilities was 0.27% for the second quarter of 2021,  a decrease of 30 basis points from the 0.57% paid for the second quarter of 2020.  The cost of funds decreased 22 basis points to 0.20% for the second quarter of 2021 from 0.42% for the second quarter of 2020.  The Company’s fully-taxable equivalent (“FTE”) (non-GAAP measurement) net interest spread was 3.02% for the second quarter of 2021, or 18 basis points lower than the 3.20% recorded for the second quarter of 2020.  FTE net interest margin decreased by 24 basis points to 3.10% for the three months ended June 30, 2021 from 3.34% for the same 2020 period.

The provision for loan losses was $0.3 million for the second quarter of 2021, a $1.6 million decrease compared to $1.9 million for the second quarter of 2020.    The decrease in the provision compared to the quarter ended June 30, 2020 was attributed to the COVID-19-related provisioning that occurred during the second quarter of 2020.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income increased $1.9 million, or 69%, to $4.6 million for the second quarter of 2021 compared to $2.7 million for the second quarter of 2020.   The increase in non-interest income was primarily due to $0.7 million higher gains on loan sales during the second quarter of 2021 compared to the same 2020 period due to increased mortgage loan activity.  The Company also recognized $0.5 million higher interchange fees,  $0.2 million more in loan fees, $0.2 million in additional service charges on deposits and $0.1 million growth in trust fiduciary fees.

Non-interest expenses decreased $0.5 million, or 4%, for the second quarter of 2021 to $10.8 million from $11.3 million for the same quarter of 2020.  The main reason for the decrease was $1.5 million less in merger-related expenses due to the timing of the MNB acquisition compared to the Landmark acquisition.  There was also a $0.5 million FHLB prepayment penalty incurred during the second quarter of 2020 from the early payoff of a FHLB advance.  Additionally, data processing and communications expense decreased by $0.2 million.  Partially offsetting these decreases was a $0.7 million increase in salaries and employee benefits due to an increase in the number of bankers post-merger with MNB.  The Company also experienced increases of $0.2 million in premises and equipment expenses, $0.2 million in professional services expenses and $0.1 million in automated transaction processing.

The provision for income taxes increased $1.0 million during the second quarter of 2021  due to higher income before income taxes compared to the second quarter of 2020.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $26.8 million for the six months ended June 30, 2021 compared to $18.8 million for the six months ended June 30, 2020.  The $8.0 million, or 42%, improvement was the result of earnings from a larger average balance of interest-earning assets combined with lower interest expense from a decrease in rates paid on interest-bearing liabilities.  The loan portfolio drove the increased interest income which grew $5.3 million from higher average balances due primarily to commercial loan activity from commercial real estate and PPP lending.  The higher interest income included $2.0 million from additional SBA fees recognized during the first half of 2021 attributable to PPP loans.  Interest income from investments increased $1.2 million from a $235.4 million larger average balance in the portfolio.  On the funding side, interest expense decreased by $1.4 million due to lower rates paid on interest-bearing deposits and a smaller balance of average borrowings.  FTE net interest spread was 3.15% for the first half of 2021, or six basis points lower than the 3.21% recorded for the first half of 2020.  Over the same time period, the Company’s FTE net interest margin decreased by 15 basis points to 3.24% from 3.39%.

For the six months ended June 30, 2021, the provision for loan losses was $1.1 million compared to $2.2 million for the same 2020 period.  The $1.1 million decrease in the provision was attributed to the COVID-19-related provisioning that occurred during the six months ended June 30, 2020 which was not similarly warranted during the six months ended June 30, 2021.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income for the six months ended June 30, 2021 was $10.1 million, an increase of $4.6 million, or 85%, from $5.5 million for the six months ended June 30, 2020.  The increase in other income was primarily due to $2.8 million more in gains on loan sales and $0.9 million higher interchange fees.  Other increases that contributed to the non-interest income growth were as follows: $0.3 million in loan service fees,  $0.2 million in earnings on bank-owned life insurance, $0.2 million in trust fiduciary fees and $0.2 million in service charges on deposits.

Non-interest expenses increased to $22.3 million for the six months ended June 30, 2021, an increase of $3.7 million, or 20%, from $18.6 million for the six months ended June 30, 2020.  The largest driver of this increase was a $2.6 million increase in salaries and employee benefit expenses.  In addition, there was $0.7 million more premises and equipment expenses, $0.7 million higher professional services and $0.5 million more in advertising and marketing expenses.   These increases were partially offset by $1.3 million less merger-related expenses recognized for the first half of 2021 as the majority of the merger-related expenses for the Landmark acquisition will be incurred during the second half of 2021.

The provision for income taxes increased $1.5 million during first half of 2021 compared to the same 2020 period due to the higher income before taxes.

Consolidated Balance Sheet & Asset Quality Overview

During the first half of 2021, the Company’s total assets increased $250 million, or 15%, to $1.9  billion as of June 30, 2021 from $1.7  billion at December 31, 2020.  During the same time period, total liabilities increased $244 million, or 16%, from $1.5 billion to $1.8 billion.  Deposit growth of $248 million was used to pay down borrowings, purchase securities and fund loan portfolio growth.    The deposit growth includes increases in personal, public and business accounts, some of which are associated with government-provided funding programs in response to the pandemic and this funding may be temporary.

Total non-performing assets were $6.0 million, or 0.31% of total assets, at June 30, 2021, compared to $6.7 million, or 0.39% of total assets, at December 31, 2020.  Past due and non-accrual loans to total loans were 0.72% at June 30, 2021 compared to 0.47% at December 31, 2020.  Net charge-offs to average total loans decreased to 0.03% at June 30, 2021 compared 0.06% at June 30, 2020 and declining from 0.08% at December 31, 2020.

Shareholders’ equity increased $5.5 million, or 3%, to $172.2 million at June 30, 2021 from $166.7 million at December 31, 2020.   The increase was primarily caused by $11.4 million in net income partially offset by $3.0 million in cash dividends paid to shareholders resulting in a net increase to retained earnings.   The net increase in retained earnings partially offset the $3.6 million, after tax, reduction in net unrealized gains from the investment portfolio stemming from the substantial increase in intermediate to long-term U.S. treasury interest rates.  An additional  $0.5 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation also contributed to the increase in shareholders' equity.   The Company remains well capitalized and is positioned for continued growth with Tier 1 capital at 8.38% of total average assets as of June 30, 2021.    Tangible book value per share was $32.74 at June 30, 2021 compared to $31.72 at December 31, 2020.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisor to the clients served by The Fidelity Deposit and Discount Bank (Fidelity Bank).  Fidelity Bank operates 20 full-service offices throughout Lackawanna, Luzerne and Northampton Counties, along with the Fidelity Bank Wealth Management Minersville Office in Schuylkill County.  Fidelity Bank provides a digital and virtual experience via online banking and mobile app, digital services, and digital account opening.  Additionally, Fidelity Bank offers full-service Trust & Investment Departments, a Mortgage Center, and an array of personal and business banking products and services.  Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided nearly 1,400 hours of volunteer time and over $1.3 million in donations to non-profit organizations directly within the markets served throughout 2020.  The Company continues  its mission of exceeding client expectations through a unique banking experience, providing 24 hour, 7 days a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Company's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.    Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent (FTE), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2021 and 2020.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪

the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;

▪

acquisitions and integration of acquired businesses, including but not limited to, the recent acquisition of MNB Corporation (“MNB”) and its wholly-owned bank subsidiary, and Landmark and its wholly-owned bank subsidiary;

▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;

▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$170,064	$69,346
Investment securities	554,955	392,420
Restricted investments in bank stock	3,231	2,813
Loans and leases	1,134,158	1,149,438
Allowance for loan losses	(15,245)	(14,202)
Premises and equipment, net	27,615	27,626
Life insurance cash surrender value	44,858	44,285
Goodwill and core deposit intangible	8,613	8,787
Other assets	20,984	18,997

Total assets	$1,949,233	$1,699,510

Liabilities
Non-interest-bearing deposits	$491,051	$407,496
Interest-bearing deposits	1,266,609	1,102,009
Total deposits	1,757,660	1,509,505
FHLB advances	-	5,000
Other liabilities	19,388	18,335
Total liabilities	1,777,048	1,532,840

Shareholders' equity	172,185	166,670

Total liabilities and shareholders' equity	$1,949,233	$1,699,510

Average Year-To-Date Balances:	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$142,102	$126,155
Investment securities	452,232	280,983
Restricted investments in bank stock	3,022	3,044
Loans and leases	1,156,166	1,019,373
Allowance for loan losses	(14,894)	(11,277)
Premises and equipment, net	27,121	25,433
Life insurance cash surrender value	44,615	29,912
Goodwill and core deposit intangible	8,697	5,316
Other assets	21,434	16,726

Total assets	$1,840,495	$1,495,665

Liabilities
Non-interest-bearing deposits	$451,354	$340,211
Interest-bearing deposits	1,200,870	933,981
Total deposits	1,652,224	1,274,192
Short-term borrowings	161	49,165
FHLB advances	1,685	10,608
Other liabilities	18,985	17,765
Total liabilities	1,673,055	1,351,730

Shareholders' equity	167,440	143,935
Total liabilities and shareholders' equity	$1,840,495	$1,495,665

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun. 30, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020
Interest income
Loans and leases	$11,950	$10,772	$24,458	$19,131
Securities and other	2,217	1,478	4,049	2,829

Total interest income	14,167	12,250	28,507	21,961

Interest expense
Deposits	841	1,195	1,705	2,711
Borrowings and debt	-	234	26	423

Total interest expense	841	1,429	1,731	3,134

Net interest income	13,326	10,821	26,776	18,827

Provision for loan losses	(300)	(1,900)	(1,100)	(2,200)
Non-interest income	4,577	2,708	10,093	5,463
Non-interest expense	(10,851)	(11,311)	(22,307)	(18,615)

Income before income taxes	6,752	318	13,462	3,475

Provision for income taxes	(1,056)	(66)	(2,099)	(589)
Net income	$5,696	$252	$11,363	$2,886

	Three Months Ended
	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020
Interest income
Loans and leases	$11,950	$12,508	$12,115	$11,994	$10,772
Securities and other	2,217	1,832	1,720	1,705	1,478

Total interest income	14,167	14,340	13,835	13,699	12,250

Interest expense
Deposits	841	864	975	1,070	1,195
Borrowings and debt	-	26	39	93	234

Total interest expense	841	890	1,014	1,163	1,429

Net interest income	13,326	13,450	12,821	12,536	10,821

Provision for loan losses	(300)	(800)	(1,550)	(1,500)	(1,900)
Non-interest income	4,577	5,516	4,835	4,370	2,708
Non-interest expense	(10,851)	(11,456)	(10,230)	(9,474)	(11,311)

Income before income taxes	6,752	6,710	5,876	5,932	318

Provision for income taxes	(1,056)	(1,043)	(704)	(955)	(66)
Net income	$5,696	$5,667	$5,172	$4,977	$252

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020
Assets
Cash and cash equivalents	$170,064	$222,953	$69,346	$131,778	$264,798
Investment securities	554,955	436,622	392,420	340,310	293,073
Restricted investments in bank stock	3,231	2,931	2,813	2,766	3,065
Loans and leases	1,134,158	1,153,160	1,149,438	1,151,010	1,141,692
Allowance for loan losses	(15,245)	(14,839)	(14,202)	(12,884)	(11,671)
Premises and equipment, net	27,615	27,275	27,626	28,411	28,479
Life insurance cash surrender value	44,858	44,582	44,285	33,068	32,852
Goodwill and core deposit intangible	8,613	8,697	8,787	8,877	8,967
Other assets	20,984	31,711	18,997	27,707	40,275

Total assets	$1,949,233	$1,913,092	$1,699,510	$1,711,043	$1,801,530

Liabilities
Non-interest-bearing deposits	$491,051	$518,352	$407,496	$408,840	$414,918
Interest-bearing deposits	1,266,609	1,204,548	1,102,009	1,108,283	1,018,771
Total deposits	1,757,660	1,722,900	1,509,505	1,517,123	1,433,689
Short-term borrowings	-	-	-	-	152,791
FHLB advances	-	-	5,000	5,000	5,000
Other liabilities	19,388	26,610	18,335	27,309	52,890
Total liabilities	1,777,048	1,749,510	1,532,840	1,549,432	1,644,370

Shareholders' equity	172,185	163,582	166,670	161,611	157,160

Total liabilities and shareholders' equity	$1,949,233	$1,913,092	$1,699,510	$1,711,043	$1,801,530

Average Quarterly Balances:	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020
Assets
Cash and cash equivalents	$171,968	$111,904	$116,964	$180,030	$184,692
Investment securities	489,424	414,626	363,728	322,875	246,879
Restricted investments in bank stock	3,152	2,891	2,826	2,763	3,159
Loans and leases	1,150,286	1,162,112	1,150,652	1,143,590	1,024,234
Allowance for loan losses	(15,285)	(14,500)	(13,085)	(11,814)	(10,222)
Premises and equipment, net	27,040	27,203	27,671	27,502	25,507
Life insurance cash surrender value	44,751	44,478	33,512	32,978	29,716
Goodwill and core deposit intangible	8,648	8,746	8,837	8,926	3,124
Other assets	21,055	21,819	17,059	18,682	17,462

Total assets	$1,901,039	$1,779,279	$1,708,164	$1,725,532	$1,524,551

Liabilities
Non-interest-bearing deposits	$464,818	$437,740	$408,623	$407,605	$348,275
Interest-bearing deposits	1,249,347	1,151,855	1,111,291	1,055,183	896,304
Total deposits	1,714,165	1,589,595	1,519,914	1,462,788	1,244,579
Short-term borrowings	177	144	-	78,056	102,652
FHLB advances	-	3,389	5,000	5,000	17,555
Other liabilities	19,026	18,944	19,051	19,462	17,624
Total liabilities	1,733,368	1,612,072	1,543,965	1,565,306	1,382,410

Shareholders' equity	167,671	167,207	164,199	160,226	142,141
Total liabilities and shareholders' equity	$1,901,039	$1,779,279	$1,708,164	$1,725,532	$1,524,551

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020
Selected returns and financial ratios
Basic earnings per share	$1.14	$1.14	$1.04	$1.00	$0.05
Diluted earnings per share	$1.13	$1.13	$1.03	$0.99	$0.05
Dividends per share	$0.30	$0.30	$0.30	$0.28	$0.28
Yield on interest-earning assets (FTE)*	3.29%	3.61%	3.53%	3.49%	3.77%
Cost of interest-bearing liabilities	0.27%	0.31%	0.36%	0.41%	0.57%
Cost of funds	0.20%	0.23%	0.26%	0.30%	0.42%
Net interest spread (FTE)*	3.02%	3.30%	3.17%	3.08%	3.20%
Net interest margin (FTE)*	3.10%	3.39%	3.28%	3.20%	3.34%
Return on average assets	1.20%	1.29%	1.20%	1.15%	0.07%
Return on average equity	13.63%	13.75%	12.53%	12.36%	0.71%
Return on average tangible equity*	14.37%	14.50%	13.25%	12.61%	0.73%
Efficiency ratio (FTE)*	59.01%	59.11%	56.68%	55.08%	82.28%
Expense ratio	1.32%	1.35%	1.26%	1.18%	2.27%

	Six Months Ended
	Jun. 30, 2021	Jun. 30, 2020
Basic earnings per share	$2.28	$0.69
Diluted earnings per share	$2.26	$0.68
Dividends per share	$0.60	$0.56
Yield on interest-earning assets (FTE)*	3.44%	3.94%
Cost of interest-bearing liabilities	0.29%	0.73%
Cost of funds	0.21%	0.56%
Net interest spread (FTE)*	3.15%	3.21%
Net interest margin (FTE)*	3.21%	3.39%
Return on average assets	1.24%	0.46%
Return on average equity	13.68%	4.63%
Return on average tangible equity*	14.43%	4.69%
Efficiency ratio (FTE)*	59.06%	75.37%
Expense ratio	1.34%	2.08%

Non-GAAP Measures	Three Months Ended		Six Months Ended
(dollars in thousands except per share data)	Jun. 30, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020
Net income	$5,696	$252	$11,363	$2,886
Merger-related expenses, net of income taxes	375	1,577	890	1,839
FHLB prepayment penalty, net of income taxes	-	381	291	380
Adjusted net income*	$6,071	$2,210	$12,544	$5,105
Adjusted basic earnings per share*	$1.22	$0.48	$2.51	$1.22
Adjusted diluted earnings per share*	$1.21	$0.48	$2.49	$1.21
Interest income adjustment to FTE*	$487	$217	$903	$408
Adjusted return on average assets*	1.28%	0.58%	1.37%	0.81%
Adjusted return on average tangible equity*	15.31%	6.40%	15.94%	8.30%

Other financial data	At period end:
(dollars in thousands except per share data)	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020
Book value per share	$34.47	$32.75	$33.48	$32.47	$31.57
Tangible book value per share*	$32.74	$31.00	$31.72	$30.68	$29.77
Equity to assets	8.83%	8.55%	9.81%	9.45%	8.72%
Allowance for loan losses to:
Total loans	1.35%	1.30%	1.27%	1.13%	1.04%
Non-accrual loans	4.81x	3.78x	3.77x	3.27x	2.74x
Non-accrual loans to total loans	0.28%	0.34%	0.33%	0.34%	0.37%
Non-performing assets to total assets	0.31%	0.36%	0.39%	0.41%	0.31%
Net charge-offs to average total loans	0.03%	0.06%	0.08%	0.08%	0.06%

Capital Adequacy Ratios
Total risk-based capital ratio	16.27%	16.47%	16.46%	16.39%	15.83%
Common equity tier 1 risk-based capital ratio	15.02%	15.21%	15.21%	15.14%	14.61%
Tier 1 risk-based capital ratio	15.02%	15.21%	15.21%	15.14%	14.61%
Leverage ratio	8.38%	8.72%	8.81%	8.90%	10.02%

* See non-GAAP Financial Measures above.